Exhibit 10.21

CHUY’S OPCO, INC

1623 Toomey Road

Austin, Texas 78704

May    , 2011

RE:	License Exercisable Upon Event of Default Under Lease Agreement

Dear                 :

Reference is made to that certain (i) Lease Agreement, dated as of              (as amended, restated, supplemented or otherwise modified from time to time, the “Lease Agreement”), by and between Chuy’s Opco, Inc. (“Chuy’s”) and             , which relates to the Chuy’s restaurant located at              (the “Restaurant Location”) and (ii) letter agreement, dated              (the “Letter Agreement”), between Chuy’s and             , which relates to a license exercisable by              upon an event of default by Chuy’s under the Lease Agreement. The parties hereto hereby amend and restate the Letter Agreement in its entirety as follows:

Chuy’s intends that, following the occurrence of an event of default under the Lease Agreement resulting from the failure of Chuy’s to pay rent in accordance with the terms of the Lease Agreement and the termination of Chuy’s possession of the Restaurant Location,              would be able to continue to operate, among other things, a “Tex-Mex” or “Mexican” food restaurant at the Restaurant Location which would be basically the same as the restaurant operated by Chuy’s at the Restaurant Location but without the use of the “Chuy’s” trademarks or tradenames or confusingly similar trademarks or tradenames. Notwithstanding the foregoing,              agrees to promptly notify each of Chuy’s then senior secured bank lender(s) and/or the administrative agent therefore, at the address(es) therefore previously provided to              by Chuy’s in writing, upon the occurrence of an event of default under the Lease Agreement resulting from the failure of Chuy’s to pay rent in accordance with the terms of the Lease Agreement, providing notice of such default and an opportunity to cure such default in the 90-day period following delivery of such notice, and further agrees to refrain from exercising its rights set forth in Section 1 below until the ninety-first day following delivery of the notice described in this sentence. All notices shall be sent by overnight courier, registered or certified mail or by facsimile. Until you receive written notice from Chuy’s of the name and address of a replacement senior secured bank lender or agent therefore or a new address for GCI Capital Markets LLC, notice to GCI Capital Markets LLC, at the address set forth on Annex A hereto, shall satisfy the obligation set forth above to send notice to Chuy's senior secured bank lender(s).

To that end, subject to the provisions of the immediately preceding sentence, Chuy’s agrees to extend the following rights and licenses to,              effective upon              execution of this Letter in the space indicated below:

1. Chuy’s grants to              a limited, non-exclusive, royalty-free, irrevocable license to use, reproduce, modify, improve and create derivative works of all recipes, trade dress and other intellectual property rights of Chuy’s (excluding the name “Chuy’s” or registered trademarks relating to the same) which are employed by Chuy’s in the design, development, ownership, management and operation of the restaurant at the Restaurant Location (as of the date of this Letter and through the date of the event of default under the Lease Agreement) (such recipes, trade dress and other intellectual property being referred to hereinafter, collectively, as the “Licensed IP”) for the sole purpose of              (or any permitted sublicensee’s or transferee’s), direct or indirect, design, development, ownership, management and/or continued operation of a restaurant at such Restaurant Location. The term of the license granted under this Section 1 will become effective on the date hereof and will continue for a period of 20 years thereafter and, following the expiration of such initial 20-year period, will automatically renew for additional, successive periods of 10 years, unless terminated by the agreement of both parties. Notwithstanding anything to the contrary,              agrees that it will not exercise the right and license granted pursuant to this Section 1 unless and until the occurrence of an event of default resulting from the failure of Chuy’s to pay rent in accordance with the terms of the Lease Agreement and the termination of Chuy’s possession of the Restaurant location.

2.              acknowledges and agrees that the right and license granted to              pursuant to Section 1 will not give any ownership rights to the Licensed IP. All rights, title and interest to the Licensed IP used pursuant to the license granted in Section 1 will inure to the benefit of Chuy’s. In order to preserve the value of the Licensed IP            , agrees to use its reasonable efforts to ensure that all material aspects of the operation of the Restaurant location will be of a standard of quality at least substantially equal to the quality for the Restaurant Location at the termination of Chuy’s possession of same. In addition,              acknowledges and agrees that (a) all use of the Licensed IP will be in a manner intended to reflect favorably on and preserve the value of the Licensed IP, for the benefit of Chuy’s, (b) all right, title and interest in and to the Licensed IP will remain the exclusive property of Chuy’s, (c)              will not seek any trademark registration for the Licensed IP, and (d) to the extent that              is deemed to have acquired any right, title or interest in or to any of the Licensed IP,              agrees to assign and transfer all of its right, title and interest in and to such Licensed IP to Chuy’s.              further agrees to execute and deliver such documents as Chuy’s may reasonably request from time to time, for no additional consideration from             , to confirm and further implement the intent of this Letter. Furthermore,              agrees to promptly notify Chuy’s of any and all infringements or attempted infringements of the Licensed IP that come to              attention, and will provide reasonable assistance to Chuy’s in any action taken by Chuy’s with respect to such infringement.

3. Upon prior written notice to Chuy’s,              may (a) sublicense the right and license granted pursuant to Section 1 above to,              or any entity owned by, controlled by or under common control with, any of the foregoing persons (provided, such sublicensees agree to be bound by the restrictions contained in this Letter), or (b) transfer and assign its right and license under Section 1 above to any acquiror of all or substantially all of its assets (whether by way of merger, asset sale or otherwise), provided such sublicensee or acquiror agrees to be bound by the restrictions contained in this Letter.

4. In the event of any material breach of this Letter by              which is not cured within thirty (30) days following delivery of written notice thereof to             , Chuy’s may terminate this Letter (including the license granted pursuant to Section 1).

5. Notwithstanding any other provision in this Letter,              agrees that if an insolvency proceeding is commenced by or against Chuy’s, Chuy’s as debtor or debtor-in-possession, or a trustee, may assume or assume and assign (or cause to be assumed or assumed and assigned) under Section 365 of Title 11 of the U.S. Code the Lease Agreement free and clear of this Letter, without incorporating any of its terms, and              further agrees that it shall not take any action to challenge, directly or indirectly, any such assumption or assumption and assignment on any basis arising from, afforded by or related to this Letter; provided however, that nothing in this Section 5 will waive, limit or impair any right of              to challenge, object to, or otherwise oppose any assumption or assumption and assignment on any other basis.

Chuy’s acknowledges and agrees that the right and license granted to              pursuant to Section 1 will not be deemed to limit or otherwise restrict any other rights or remedies available to              upon the occurrence of an event of default under the Lease Agreement.

Each of Chuy’s senior secured bank lender(s) from time to time and the administrative agent therefor, if any, shall be a third party beneficiary of this Letter. This Letter may not be amended or modified without the prior written consent of such administrative agent or, if there is no such administrative agent, such senior secured bank lender(s).

If agrees to the terms and conditions set forth in this letter agreement, please sign in the space indicated below and return a copy to Chuy’s.

Sincerely,

CHUY’S OPCO, INC.

By:
Name:
Title:

AGREED TO AND ACCEPTED:

By:

By:
Name:
Title:

License Exercisable Upon Event of Default Under Lease Agreement

Schedule 1

The table below sets forth the parties to the License Exercisable Upon Event of Default Under Lease Agreement and the locations covered by such agreements.

Name	Location

Young Zapp North Lamar, Ltd.	10520 N. Lamar Blvd, Austin, Texas 78753

Young Zapp River Oaks, Ltd.	2706 Westheimer Road, Houston, Texas 77089

Young Zapp JVRR, Ltd.	2320 N. I-35, Round Rock, Texas 78681

Young Zapp Hwy 183, Ltd.	11680 N. Research Blvd., Austin Texas 78759

Young Zapp Shenandoah, Ltd.	18035 Interstate 45 South, Shenandoah, Texas 77385

Young Zapp Arbor Trails, Ltd.	4301 W. William Cannon, Bldg. C, Austin Texas 78749